Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG RELEASES FEBRUARY 2010 US

TRADING VOLUMES

NEW YORK, March 8, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that February 2010 US trading volume was 3.1 billion shares and average daily volume (ADV) was 161 million shares.  This compares to 3.5 billion shares and ADV of 184 million shares in January 2010 and 4.0 billion shares and ADV of 209 million shares in February 2009.

There were 19 trading days in February 2010, January 2010 and February 2009.

ITG US Trading Activity

February 2010

Total U.S. Shares	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volumes

February	19	3,050,906,761	160,574,040

Year-to-Date:	38	6,549,997,133	172,368,346

Monthly volume statistics reflect commission-generating US volume.  These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on ITG’s website, www.itg.com, and are available via a downloadable spreadsheet file.

ABOUT ITG

Investment Technology Group, Inc., is a specialized agency brokerage and financial technology firm that partners with asset managers globally to provide innovative solutions spanning the investment continuum. A leader in electronic trading since launching POSIT in 1987, ITG’s integrated approach now includes a range of products from portfolio management and pre-trade analysis to trade execution and post-trade evaluation. Asset managers rely on ITG’s independence, experience, and agility to help mitigate risk, improve performance and navigate increasingly complex markets.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Contact:

J.T. Farley

(212) 444-6259

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